Exhibit 10.1

Terms of Employee Bonus Plan for 2005

On August 3, 2005, the Compensation Committee (the “Committee”) of the Telik, Inc. (the “Company”) Board of Directors established the terms of an employee bonus plan for 2005 related to the payment of bonuses to the Company’s executive officers for services to be performed in 2005. These bonuses are designed to attract, motivate, and retain the Company’s executive officers and are based on the Company’s performance and the performance of individual executive officer as determined by the Company’s Board of Directors or the Committee.

The plan provides for the payment to each executive officer of a bonus ranging from 0% to 150% of such executive officer’s base salary. The amount of the bonus, if any, will be determined by the Committee based on the Committee’s assessment of the achievement of specified corporate objectives in 2005, including the completion of milestones relating to the progress of the Company’s clinical trials, planning and commercialization initiatives, corporate financial objectives, and clinical research and development programs, as well as the achievement of individual performance goals.

The actual bonuses payable for 2005, if any, will vary depending upon the extent to which actual performance meets, exceeds, or falls short of the corporate objectives and any individual goals, and upon the level of the Company’s then current or anticipated cash reserves.

The Company’s Board of Directors or the Committee reserve the right to modify the corporate or individual performance criteria based on business, financial and operational changes that may occur during the year.